Sub-Item 77-E
Legal Proceedings

Since February 2004,
Federated and related
entities (collectively,
"Federated") have been
named as
defendants in several
lawsuits that are now
pending in the United
States District Court
for the Western
District of Pennsylvania.
These lawsuits have been
consolidated into a
single action alleging
excessive
advisory fees involving
one of the Federated-sponsored
mutual funds ("Funds").
     Federated and its
counsel have been defending
this litigation. Additional
lawsuits based upon similar
allegations may be filed
in the future. The potential
impact of these lawsuits,
all of which seek monetary
damages, attorneys' fees
 and expenses, and future
potential similar suits is
uncertain. Although we do
not believe that these
lawsuits will have a material
adverse effect on the Funds,
there can be no
assurance that these suits,
ongoing adverse publicity
and/or other developments
resulting from the
allegations in these matters
will not result in increased
redemptions, or reduced sales,
of shares of the
Funds or other adverse
consequences for the Funds.